Company Contact:	Investor Relations Contact:
Senesco Technologies, Inc.	FD
Joel Brooks	Brian Ritchie
Chief Financial Officer	(brian.ritchie@fd.com)
(jbrooks@senesco.com)	(212) 850-5600
(732) 296-8400

SENESCO TECHNOLOGIES ENTERS INTO AGREEMENT FOR UP TO $1.0 MILLION IN
FINANCING

NEW BRUNSWICK, N.J. (July 10, 2009)—Senesco Technologies, Inc. (“Senesco” or the “Company”) (NYSE Amex: SNT) today announced that, on July 9, 2009, the Company entered into a definitive purchase agreement with Partlet Holdings Ltd. for the issuance and sale of (i) up to 1,111,111 shares of its common stock (the “Shares”) at a price of $0.90 per share, (ii) warrants to purchase an aggregate of up to 1,000,000 shares of common stock, which warrants are exercisable immediately at an exercise price of $0.01 per share (the “Partlet Series A Warrants”) and (iii) warrants to purchase an aggregate of up to 2,055,555 shares of common stock, which warrants are exercisable 6 months from the date of issuance at an exercise price of $0.60 per share (the “Partlet Series B Warrants”).  In connection with the private placement, the Company anticipates that it will receive aggregate proceeds in the amount of $1,000,000.

On July 9, 2009, the Company closed on $950,000 of aggregate proceeds of the private placement and, on that date, issued (i) a total of 1,055,555 Shares (ii) a Partlet Series A Warrant to purchase 950,000 shares of the Company’s common stock and (iii) a Partlet Series B Warrant to purchase 1,952,778 shares of the Company’s common stock.  The remaining $50,000 in proceeds cannot be closed upon until the Company receives stockholder approval for certain aspects of the transaction.  Assuming all of the proceeds of the private placement can be closed upon, the Company anticipates it will received gross proceeds equal to $1,000,000.

There are no registration rights associated with the securities sold in the private placement and no placement agent was used in connection with the private placement.

Senesco primarily intends to utilize the proceeds of this private placement as an initial step to help advance its research in multiple myeloma with the goal of initiating a Phase I clinical trial.

“We are pleased to have raised this additional capital,” commented Joel Brooks, Chief Financial Officer.  “This funding allows us to remain focused on our goal of filing an Investigational New Drug Application and initiating a Phase I clinical trial for SNS-01.”

Important Information

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The shares of common stock have been sold pursuant to an exemption from state and federal securities laws.

In connection with the private placement, the Company will prepare a proxy statement for the Company’s stockholders to be filed with the Securities and Exchange Commission (the “SEC”). The proxy statement will contain information about the Company, the private placement and related matters. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT IS AVAILABLE, AS IT WILL CONTAIN IMPORTANT  INFORMATION THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT APPROVING AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES.

In addition to receiving the proxy statement from the Company by mail, shareholders will be able to obtain the proxy statement, as well as other filings containing information about the Company, without charge, from the SEC’s website (http://www.sec.gov ) or, without charge, from the Company’s website at www.senesco.com or by directing such request to Senesco Technologies, Inc.  303 George St., Suite 420, New Brunswick, New Jersey 08901 Attention: Joel Brooks.

The Company and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies. Information concerning the Company and its directors and executive officers is set forth in the Company’s proxy statement and Annual Report on Form 10-K previously filed with the SEC.

About Senesco Technologies, Inc.

Senesco Technologies, Inc. is a U.S. biotechnology company, headquartered in New Brunswick, NJ. Senesco has initiated preclinical research to trigger or delay cell death in mammals (apoptosis) to determine if the technology is applicable in human medicine. Accelerating apoptosis may have applications to development of cancer treatments. Delaying apoptosis may have applications to certain diseases inflammatory and ischemic diseases. Senesco takes its name from the scientific term for the aging of plant cells: senescence. Delaying cell breakdown in plants extends freshness after harvesting, while increasing crop yields, plant size and resistance to environmental stress. The Company believes that its technology can be used to develop superior strains of crops without any modification other than delaying natural plant senescence. Senesco has partnered with leading-edge companies engaged in agricultural biotechnology and earns research and development fees for applying its gene-regulating platform technology to enhance its partners’ products.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the Company’s ability to consummate this financing as well as additional financings; the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and joint ventures; the success of the Company’s license agreements; the acceptance by the market of the Company’s products; success of the Company’s preliminary studies and preclinical research; competition and the timing of projects and trends in future operating performance, as well as other factors expressed from time to time in the Company’s periodic filings with the SEC. As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC.  The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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